Exhibit 99.1

ITEM 1.  BUSINESS

Alliant Techsystems Inc. (“ATK” or the “Company”) is a premier aerospace and defense company with more than 18,000 employees and operations in 24 states, Puerto Rico, and internationally.  ATK was incorporated in Delaware in 1990.

ATK has grown substantively as a result of both internal expansion and a series of acquisitions.  ATK has had the following acquisitions over the past five years:

•                  Swales Aerospace in June 2007

•                  Eagle Industries in March 2009

•                  Blackhawk Industries Products Group Unlimited, LLC in April 2010

ATK is the world’s largest producer of military small-caliber ammunition for use in soldier-carried weapons such as automatic and semi-automatic rifles, and machine guns.  The Company is also the largest producer of medium-caliber ammunition used by crew-served weapons on armored vehicles and aircraft.  ATK is one of the largest producers of military large-caliber ammunition used by tanks.  In addition, the Company is the leading producer of ammunition for the sport enthusiast and law enforcement markets.

ATK is the world’s largest manufacturer of solid rocket motors.  Its signature reusable solid rocket motors provide the majority of thrust at lift off for the Space Shuttle.  The Company is also the prime contractor of the first stage of NASA’s next-generation family of launch vehicles — the Ares I and Ares V. The Company produces other large solid rocket motors used to launch, or help launch, a wide variety of strategic missiles, and launch vehicles for satellite insertions or deep-space scientific exploration, including the Trident II (D5) and Minuteman III which provide strategic deterrence capability for the United States and its allies; missile intercept solid rocket motors for Ground-based missile defense and the SM-3 program; and Graphite Epoxy Motors for launch vehicles such as the Delta II.  The Company also produces smaller solid rocket motors for tactical missiles such as the Hellfire and Maverick.  In addition, ATK is a market leader in orbit insertion solid rocket motors that place satellites in their proper orbit once they have arrived in space.

In addition to its world leadership position in ammunition and solid rocket motors, ATK is increasingly establishing itself as a provider of composite components for commercial and military aircraft, as well as affordable, precision-strike weapon systems.  The Company is a leading manufacturer of medium-caliber chain guns for use on a variety of land, sea and airborne platforms.  It is a leading provider of satellite and spacecraft components and subsystems and has recently established itself as a provider of tactical accessories for military, security, law enforcement and sport enthusiast markets.  ATK is a leading provider of energetics and propellants for warheads and bomb-fill.  It provides advanced missile warning sensors for a variety of aircraft; fuses for a wide variety of weapon systems; and advanced barrier systems used by the U.S. Armed forces and its allies.  Additional business lanes include special mission aircraft for intelligence, surveillance and reconnaissance missions; and advanced flares and decoys used for night operations and search and rescue missions.

We conduct our business through a number of separate legal entities that are listed in Exhibit 21 to this report. These legal entities are grouped into our operating segments. Effective April 1, 2010, ATK commenced operations in a four group structure. The new operating structure better aligns ATK’s capabilities and resources with its customers and markets and positions the Company for long-term growth and improved profitability.  As a result of this realignment, ATK’s four operating segments are:

•                  Aerospace Systems, consisting of Space System’s current business and the aerospace structures business formerly within Mission Systems

•                  Armament Systems, consisting of Armament System’s current businesses (except for commercial products and tactical accessories) and the precision munitions business formerly within Mission Systems

•                  Missile Products, consisting of the remaining businesses formerly within Mission Systems

•                  Security and Sporting, consisting of the commercial products and tactical accessories businesses formerly within Armament Systems.

The April 1, 2010 realignment is reflected in the information contained in this report.

Sales, income before interest, income taxes and noncontrolling interest, total assets, and other financial data for each segment for the three years ended March 31, 2010 are set forth in Note 15 to the consolidated financial statements, included in Item 8 of this report.

References in this report to a particular fiscal year refer to the year ended March 31 of that calendar year.

Aerospace Systems

Aerospace Systems, which generated 34% of ATK’s external sales in fiscal 2010, develops and produces rocket motor systems for human and cargo launch vehicles, conventional and strategic missiles, missile defense interceptors, small and micro-satellites, satellite components, structures and subsystems, lightweight space deployables and solar arrays, and provides engineering and technical services.  Additionally, Aerospace Systems operates in the military and commercial aircraft and launch structures markets.  Other products include ordnance, such as decoy and illuminating flares. The following is a description of the divisions within the group:

Aerospace Structures

The division is a leading provider of composite aircraft components for military and commercial aircraft manufacturers.  It provides composite wing skins and nacelles for the F-35 II Lightning, a fifth-generation fighter aircraft for the U.S. military and its allies.  The division is also under contract to produce composite stringers and frames for the Airbus A350 passenger jetliner.  Additional major composite programs include containment cases for General Electric’s GEnx engine which will be used to power the Boeing 747-8 Cargo aircraft, and the Rolls Royce Trent XWB, which will be used to power the A350 aircraft.

Space Systems Operations

The division is the production home for the Company’s four-segment reusable solid rocket motors for the Space Shuttle program and five-segment solid rocket motors under development for NASA’s next-generation launch vehicles, the Ares I and Ares V.  In addition, the division produces a launch abort system (LAS) motor for the Orion crew capsule that was designed to safely pull the crew away from the launch vehicle in the event of an emergency during the launch. The Space Shuttle, Ares I/Ares V, and LAS programs accounted for approximately 14% of ATK’s total revenue in fiscal 2010.  The Obama Administration has outlined a plan to discontinue development of the Ares I and Ares V beginning with the government’s fiscal year 2011, and the Space Shuttle program is scheduled for completion after the two remaining launches.  In April 2010, the President held a space summit where he placed renewed emphasis on accelerating heavy lift capabilities for space exploration and maintaining progress on the Orion capsule.  The Administration’s proposals are being debated in Congress, which will lead to NASA Authorization legislation and subsequent appropriations bills, which should be passed by the end of calendar 2010.  This legislation could ultimately define NASA’s future space exploration program.

The division also produces large solid rocket motors for the Trident II (D5) Fleet Ballistic Missile and the Minuteman III Intercontinental Ballistic Missile.  These two programs provide the backbone of the United States’ strategic deterrence.  The Minuteman III program completed its full rate production in fiscal 2010 and is being reduced to a “warm-line” status in fiscal 2011.  Additional solid rocket motors being produced by the division include GEM 40 and GEM 60 motors for the Delta II, Orion®motors for the Orbital Science Corporation’s Pegasus®, Taurus®, and Minotaur launch vehicles, and CASTOR® motors for Orbital Science Corporation’s Taurus rocket, Missile Defense Agency targets, and Germany’s MAXUS program.  The division supplies Orion® motors for all three-stages of the ground-based missile defense system.  In addition, the division produces advanced flares and decoys that provide illumination for search and rescue missions, and countermeasures against missile attacks.  The division also produces thermal management systems that provide heating and cooling for spacecraft, either on-orbit or traveling through the solar system.

Structures and Components

The division is also a leading supplier of satellite components and subsystems for a wide variety of satellites and spacecraft.  It produces solar arrays and solar panel substrates that generate power for spacecraft; titanium propellant tanks for satellites, space launch vehicles, and space exploration vehicles, and satellite bus structures that form the frame of satellites to which the payloads are attached.  In fiscal 2010, the division successfully delivered the first satellite bus for the U.S. Air Force’s Operationally Responsive Space program.

Armament Systems

Armament Systems, which generated 34% of ATK’s external sales in fiscal 2010, develops and produces military small, medium, and large caliber ammunition, precision munitions, gun systems, and propellant and energetic materials.  It also operates the U.S. Army ammunition plants in Independence, MO and Radford, VA.  The following is a description of the divisions within the group:

Advanced Weapons

The division is home to the majority of ATK’s precision fire weapons and large caliber ammunition.  It is under contract to produce the Precision Guidance Kit for 155mm artillery and is also one of two contractors to develop the Excalibur 1B, a longer-range precision round for the 155mm Howitzer.  The division was also awarded a contract to develop an advanced precision mortar for the U.S. Army and is one of the two largest producers of large-caliber ammunition for the United States and allied nations.  An additional program of note is the XM-25 weapons system under development for the U.S. Army.

Energetic Systems

The division operates the Radford Army Ammunition Plant in Radford, Virginia, where it provides TNT and develops and produces energetics and a variety of warheads and bomb fill, including nitrocellulose.  It also manufactures propellants for tank ammunition and tactical rocket motors.  ATK’s contract to operate this facility will expire in calendar year 2010.  The Company will compete for the contract to continue operating this facility. New products include the Guided Advanced Tactical Rocket System (GATR) and flexible energetic products.

Integrated Weapon Systems

The division produces medium-caliber chain guns and manages medium-caliber ammunition design and orders.  These gun systems are used on a variety of land vehicles, helicopters and naval vessels, including the Bradley Fighting Vehicle, the Expeditionary Fighting Vehicle, Light Armored Vehicle, and Apache helicopter.  The Company has supplied more than 15,000 medium-caliber gun systems to the U.S. military and allied nations.  New products include the Light Weight 25mm gun system and ammunition suite, the Palletized Autonomous Weapon System, and the M230LF gun system.

Small Caliber Systems

Since 2000, ATK has operated the Lake City Army Ammunition plant (LCAAP) in Independence, MO.  In fiscal 2010, the Company produced approximately 1.4 billion rounds of small caliber ammunition in the facility.  ATK is currently under contract with the U.S. Army to operate the LCAAP until fiscal 2014.  The prime contract at Lake City accounted for approximately 13% of ATK’s total revenue in fiscal 2010.

Missile Products

Missile Products, which generated 16% of ATK’s external sales in fiscal 2010, operates across the following market areas: missiles, propulsion, missile defense, fuzes and warheads, composites, special mission aircraft, and electronic warfare.. In fiscal 2010, the Missile Products group encompassed more than 700 different programs for U.S. and allied armed forces, NASA and international governments.  The following is a description of the divisions within the group:

Defense Electronics Systems

The division is the production home to the Company’s AAR-47 missile warning system, which is used by a wide variety of fixed and rotor-wing aircraft to defeat shoulder-fired missile threats.  It also holds one of two contracts to develop a next-generation missile warning system, the Joint Allied Threat Awareness System (JATAS), and is home to ATK’s advanced anti-radiation guided missile (AARGM).  In addition, the division provides special-mission aircraft to the U.S. Government and international customers.  These aircraft are specifically equipped for advanced intelligence, surveillance and reconnaissance missions, as well as search and rescue missions.

Missile Subsystems & Components

The division is home to the Company’s manufacturing center of excellence, in Rocket Center, WV, which produces tactical rocket motors, fuzes, warheads and precision fire weapons, large-caliber ammunition, and missile components.

Propulsion and Controls

The division is home to the third-stage propulsion system of the Standard Missile-3, a U.S. Navy and allied-nation missile intercept weapon system. Additional programs of note include the attitude control motor for NASA’s launch abort system on the Orion crew vehicle and the STAR™ family of orbit insertion motors.

Security and Sporting

Security and Sporting, which generated 16% of ATK’s external sales in fiscal 2010, develops and produces commercial products and tactical systems and equipment.  The following is a description of the divisions within the group:

Commercial Products

The division develops and produces ammunition for the sport hunting/sport enthusiast markets.  It also produces ammunition for the local law enforcement, U.S. Government, and international markets.  The division’s Federal Premium® line of ammunition enjoys a market-leading position.  Additional brands include Fusion®, Estate Cartridge®, CCI®, and Speer®.

In addition to ammunition, the division includes ATK’s accessories product lines such as reloading equipment, gun care products, targets and traps, rifle scopes and mounts, and binoculars.  These products are marketed under a number of well-know brand names including:  RCBS®, Outers®, Shooter’s Ridge®, Weaver Optics®, and Alliant Powder®.

Tactical Systems

The division provides tactical systems and equipment to the armed forces and allies, special operations forces, and law enforcement (both domestic and international).

Customers

Our sales come primarily from contracts with agencies of the U.S. Government and its prime contractors and subcontractors. As the various U.S. Government customers, including the U.S. Army, NASA, the U.S. Air Force, and the U.S. Navy, make independent purchasing decisions, we do not generally regard the U.S. Government as one customer. Instead, we view each agency as a separate customer.

Fiscal 2010 sales by customer were as follows:

Percent of Sales
Sales to:
U.S. Army	28%
NASA	18%
U.S. Navy	11%
U.S. Air Force	7%
Other U.S. Government customers	5%
Total U.S. Government customers	69%
Commercial and foreign customers	31%
Total	100%

Sales to U.S. Government and its prime contractors during the last three fiscal years were as follows:

Fiscal	U.S. Government sales	Percent of sales

2010	$3,333 million	69%
2009	3,486 million	76%
2008	3,257 million	78%

Our reliance on U.S. Government contracts entails inherent benefits and risks, including those particular to the aerospace and defense industry. We derived approximately 13% of our total fiscal sales from the military small-caliber ammunition contract at Lake City. No other single contract contributed more than 10% of our sales in fiscal 2010. Our top five contracts accounted for approximately 30% of fiscal 2010 sales.

The breakdown of our fiscal 2010 sales to the U.S. Government as a prime contractor and a subcontractor was as follows:

Sales as a prime contractor	70%
Sales as a subcontractor	30%
Total	100%

No single customer, other than the U.S. Government customers listed above, accounted for more than 10% of our fiscal 2010 sales.

Foreign sales for each of the last three fiscal years are summarized below:

Fiscal	Foreign sales	Percent of sales

2010	$632 million	13.1%
2009	386 million	8.4%
2008	258 million	6.2%

Sales to foreign governments must be approved by the U.S. Department of Defense (“DoD”) and the U.S. State Department or U.S. Commerce Department. Our products are sold directly to U.S. allies as well as through the U.S. Government. Approximately 21% of these sales were in Aerospace Systems, 53% were in Armament Systems, 14% were in Missile Products, and 12% were in Security and Sporting.

Our major law enforcement customers include large metropolitan police departments, the Department of Homeland Security, the Federal Bureau of Investigation, and the U.S. Secret Service. Major customers of our commercial products business include retailers such as Walmart, Cabela’s, and Gander Mountain, as well as large wholesale distributors.  Major commercial aerospace customers include Airbus S.A.S., Rolls-Royce Group plc, and General Electric Company.

Backlog

Contracted backlog is the estimated value of contracts for which we are authorized to incur costs and orders have been recorded, but for which revenue has not yet been recognized.  The total amount of contracted backlog was approximately $6.7 billion and $6.5 billion as of March 31, 2010 and 2009, respectively. Included in contracted backlog as of March 31, 2010 was $1.5 billion of contracts not yet funded consisting primarily of the Ares I Crew Launch Vehicle, which is discussed above. Approximately 50% of contracted backlog as of March 31, 2010 is not expected to be filled within fiscal 2011.

Total backlog, which includes contracted backlog plus the value of unexercised options, was approximately $7.1 billion as of March 31, 2010 and $7.0 billion as of March 31, 2009.

Seasonality

Sales of sporting ammunition have historically been lower in our first fiscal quarter. Our other businesses are not generally seasonal in nature.

Competition

Our aerospace and defense businesses compete against other U.S. and foreign prime contractors and subcontractors, many of which have substantially more resources to deploy than we do in the pursuit of government and industry contracts.  Our ability to compete successfully in this environment depends on a number of factors, including the effectiveness and innovativeness of research and development programs, our ability to offer better program performance than our competitors at a lower cost, our readiness with respect to facilities, equipment, and personnel to undertake the programs for which we compete, and our past performance and demonstrated capabilities.  Additional information on the risks related to competition can be found under “Risk Factors” in Item 1A. of this report.

Our commercial products business competes against manufacturers with well-established brand names and strong market positions.  A key strategy in these highly competitive markets is the consistent flow of new and innovative products.  We also attempt to control operating costs, particularly for raw materials, since retail consumer purchasing decisions are often driven by price.  Enhanced product performance is especially important to our law enforcement customers as they rely on our products to protect and serve the public.

ATK generally faces competition from a number of competitors in each business area, although no single competitor competes along all of ATK’s segments. ATK’s principal competitors in each of its segments are as follows:

Aerospace Systems:  Aerojet-General Corporation, a subsidiary of GenCorp Inc.; Kilgore Flares Company, LLC, a subsidiary of Chemring North American; Pratt & Whitney Rocketdyne, Inc., a subsidiary of United Technologies Corporation;  Orbital Sciences Corporation; Ball Aerospace & Technologies Corporation; General Dynamics-Integrated Space Systems; Sierra Nevada Corporation; AASC; GKN plc; Vought Aircraft Industries, Inc.; Applied Aerospace Structures Corporation; Ball Aerospace & Technologies Corporation, a subsidiary of Ball Corporation; and Keystone & ARDE of United Technologies.

Armament Systems: General Dynamics Ordnance and Tactical Systems, Inc., a subsidiary of General Dynamics Corporation; BAE Systems; Raytheon Company, and various international producers of ammunition and guns..

Missile Products: Aerojet-General Corporation, a subsidiary of GenCorp Inc.; General Dynamics Corporation; Lockheed Martin Corporation; Raytheon Company; Textron Inc.; Pratt & Whitney Space and Missile Propulsion of United Technologies Corporation; The Boeing Company; L-3 Communications Corporation; Northrop Grumman Corporation; AAR Corp.; Goodrich Corporation; and Science Applications International Corporation (SAIC).

Security and Sporting: Winchester Ammunition of Olin Corporation; Remington Arms; and various smaller manufacturers and importers, including Hornady, Black Hills Ammunition, Wolf, Rio Ammunition, Fiocchi Ammunition, and Selliers & Belloitt.

Research and Development

We conduct extensive research and development (“R&D”) activities. Company-funded R&D is primarily for the development of next-generation technology. Customer-funded R&D is comprised primarily of activities we conduct under contracts with the U.S. Government and its prime contractors. R&D expenditures in each of the last three fiscal years were as follows:

Fiscal	Company-funded Research and Development	Customer-funded Research and Development

2010	$75.9 million	$773.3 million
2009	81.5 million	865.5 million
2008	68.3 million	785.7 million

Raw Materials

We use a broad range of raw materials in manufacturing our products, including aluminum, steel, copper, lead, graphite fiber, cotton linters, and epoxy resins and adhesives.  We monitor the sources from which we purchase these materials in an attempt to ensure there are adequate supplies to support our operations.  We also monitor the prices of materials, particularly commodity metals like copper, which have fluctuated dramatically over the past several years.

We procure these materials from a variety of sources.  In the case of our government contracts, we are often required to purchase from sources approved by the U.S. DoD.  When these suppliers or others choose to eliminate certain materials we require from their product offering, we attempt to qualify other suppliers or replacement materials to ensure there are no disruptions to our operations.  Additional information on the risks related to raw materials can be found under “Risk Factors” in Item 1A. of this report.

Intellectual Property

As of March 31, 2010, we owned 434 U.S. patents and 235 foreign patents.  We also had approximately 181 U.S. patent applications and approximately 145 foreign patent applications pending.

Although we manufacture various products covered by patents, we do not believe that any single existing patent, license, or group of patents is material to our success. We believe that unpatented research, development, and engineering skills also make an important contribution to our business. The U.S. Government typically receives royalty-free licenses to inventions made under U.S. Government contracts. Consistent with our policy to protect proprietary information from unauthorized disclosure, we ordinarily require employees to sign confidentiality agreements as a condition of employment.

As many of our products are complex and involve patented and other proprietary technologies, we face a risk of claims that we have infringed upon third-party intellectual property rights. Such claims could result in costly and time-consuming litigation, the invalidation of intellectual property rights, or increased licensing costs.

Regulatory Matters

U.S. Governmental Contracts

We are subject to the procurement policies and procedures set forth in the Federal Acquisition Regulation (“FAR”).  The FAR governs all aspects of government contracting, including competition and acquisition planning; contracting methods and contract types; contractor qualifications; and acquisition procedures.  Every government contract contains a list of FAR provisions that must be complied with in order for the contract to be awarded.  The FAR provides for regular audits and reviews of contract procurement, performance, and administration.  Failure to comply with the provisions of the FAR could result in contract termination.

The U.S. Government may terminate its contracts with its suppliers, either for convenience or in the event of a default as a result of our failure to perform under the applicable contract. If a cost-plus contract is terminated for convenience, we are entitled to reimbursement of our approved costs and payment of a total fee proportionate to the percentage of the work completed under the contract. If a fixed-price contract is terminated for convenience, we are entitled to payment for items delivered to and accepted by the U.S. Government and fair compensation for work performed plus the costs of settling and paying claims by terminated subcontractors, other settlement expenses, and a reasonable profit on the costs incurred or committed. If a contract termination is for default, we are paid an amount agreed upon for completed and partially completed products and services accepted by the U.S. Government and may be liable to the U.S. Government for repayment of any advance payments and progress payments related to the terminated portions of the contract, as well as excess costs incurred by the U.S. Government in procuring undelivered items from another source.  Additional information on the risks related to government contracts can be found under “Risk Factors” in Item 1A. of this report.

We also must comply with U.S. and foreign laws governing the export of munitions and other controlled products and commodities.  These include regulations relating to import-export control, exchange controls, the Foreign Corrupt Practices Act, and the anti-boycott provisions of the U.S. Export Administration Act.

Environmental

Our operations are subject to a number of federal, state, and local environmental laws and regulations that govern the discharge, treatment, storage, remediation and disposal of certain materials and wastes, and restoration of damages to the environment.  Compliance with these laws and regulations is a responsibility we take seriously.  We believe that forward-looking, proper, and cost-effective management of air, land, and water resources is vital to the long-term success of our business.  Our environmental policy identifies key objectives for implementing this commitment throughout our operations.  Additional information on the risks related to environmental matters can be found under “Risk Factors” in Item 1A. of this report.

Employees

As of March 31, 2010, ATK had more than 18,000 employees. Approximately 9% of these employees were covered by collective bargaining agreements. The majority of represented employees work at three locations.  Two of the major collective bargaining agreements have terms that expire in calendar 2010 and have been or will be renegotiated during calendar 2010.  Two agreements expire in calendar 2011, and another expires in calendar 2012.

Executive Officers

The following table sets forth certain information with respect to ATK’s executive officers as of August 3, 2010:

Name	Age	Title
Mark W. DeYoung	51	President and Chief Executive Officer
Steven J. Cortese	48	Senior Vice President Washington Operations
Karen Davies	51	Senior Vice President and President Armament Systems
Ronald P. Johnson	47	Senior Vice President and President Security and Sporting
Michael A. Kahn	51	Senior Vice President and President Missile Products
Blake E. Larson	50	Senior Vice President and President Aerospace Systems
Paula J. Patineau	56	Senior Vice President Human Resources and Administrative Services
Keith D. Ross	53	Senior Vice President, General Counsel and Secretary
John L. Shroyer	46	Senior Vice President and Chief Financial Officer

Each of the above individuals serves at the pleasure of the Board of Directors and is subject to reelection annually on the date of the Annual Meeting of Stockholders. No family relationship exists among any of the executive officers or among any of them and any director of ATK. There are no outstanding loans from ATK to any of these individuals. Information regarding the employment history (in each case with ATK unless otherwise indicated) of each of the executive officers is set forth below.

Mark W. DeYoung has served in his present position since February 2010.  From 2006 to February 2010, he was Senior Vice President and President Armament Systems.  From 2004 to 2006, he was Senior Vice President, Ammunition Systems.  From 2002 to 2004, he was Group Vice President, Ammunition Systems.  From 2001 to 2002, he was President, Ammunition and Related Products.  Before that, he was President, Lake City Ammunition.

Steven J. Cortese has held his present position since joining ATK in October 2006.  Prior to joining ATK, he served as Vice President, Programs and Budgets for Lockheed Martin Washington Operations from 2003 to 2006.  Prior to that he served the U.S. Senate Appropriations Committee in a number of key staff leadership posts from 1986 to 2003, including Minority and Majority Staff Director for the full committee.

Karen Davies has held her present position since March 2010.  From 2002 to March 2010, she was the Vice President and General Manager for Small Caliber Systems.  Prior to that she was Vice President Information Technology and CIO for ATK in Minneapolis. Before that, she was Vice President, Strategic Programs for Aerospace Group.

Ronald P. Johnson has held his present position since April 2010.  From 2004 to March 2010, he was the Vice President and General Manager of Commercial Products.  Prior to joining ATK in 2001, he was Vice President of Finance, Controller, and Vice President of Logistics for Blount International.

Michael A. Kahn has held his present position since August 3, 2010.  From 2009 to August 2010, he was executive Vice President Aerospace Systems.  From 2008 to 2009, he was Vice President Space Launch Systems and, from 2001 to 2008, he was Vice President Space Launch Systems.  Prior to that he held a number of leadership positions across a variety of programs and operations of the Company.

Blake E. Larson has held his present position since April 2010.  From 2009 to March 2010, he was Senior Vice President and President Space Systems.  From 2008 to 2009, he was Executive Vice President Space Systems and General Manager Spacecraft Systems from August 2008 to January 2009.  From 2006 to 2008, he was Executive Vice President Mission Systems Group.  From 2005 to 2006, he was Senior Vice President and President Advanced Propulsion and Space Systems.  From 2004 to 2005, he was Vice President and General Manager Space Systems.  From 2003 to 2004, he was Executive Vice President Ordnance and Ground Systems.  He served as President Precision Fuze Company from 2000 to 2003.

Paula J. Patineau has held her present position since 2004.  From April 2004 until November 2004, she was Senior Vice President and Chief People Officer.  From 2002 to 2004, she was Vice President and Chief People Officer.  She was Vice President, Human Resources, and Senior Financial Officer from 2000 to 2002.

Keith D. Ross has held his present position since 2004.  From 2001 to 2004, he served as Vice President and Assistant General Counsel.  Prior to joining ATK, Mr. Ross held corporate legal positions in the manufacturing and financial services industries and was an attorney with the law firm of Gibson, Dunn, and Crutcher.

John L. Shroyer has held his present position since April 2006.  From November 2009 to February 2010, he also served as ATK’s interim Chief Executive Officer.  From November 2005 to April 2006 he served as Vice President, Operations. He served as Vice President and General Manager, Ordnance Systems from 2004 to November 2005. From 2002 to 2004, he was President of Tactical Systems. He was Vice President, Tactical Systems from 2001 to 2002, and Vice President and Treasurer, Tactical Systems, from 2000 to 2001.

Available Information

You can find reports on our company filed with the Securities and Exchange Commission (“SEC”) on our Internet site at www.atk.com under the “Investor Relations” heading free of charge. These include our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.  We make these reports available as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

You can also obtain these reports from the SEC’s Public Reference Room, which is located at 100 F Street NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room is available by phone (1-800-SEC-0330) or on the Internet (www.sec.gov). This site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.